CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 10 to the registration statement on Form N-4 of our reports dated January 25, 1999, relating to the consolidated financial statements of Empire Fidelity Investments Life Insurance Company and the financial statements of Empire Fidelity Investments Variable Annuity Account A, both of which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.

/s/ PRICEWATERHOUSECOOPERS LLP
    PRICEWATERHOUSECOOPERS LLP
    Boston, Massachusetts
    April 13, 1999